Exhibit 10.5

FRONT YARD RESIDENTIAL CORPORATION

AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is dated as of October 19, 2020 (the “Effective Date”), by and between Front Yard Residential Corporation, a Maryland corporation (the “Company”), and Michael G. Lubin (the “Executive”).

RECITALS

WHEREAS, as of the Effective Date, Altisource Asset Management Corporation, a United States Virgin Islands corporation (the “Manager”), serves as the external manager of the Company pursuant to the Asset Management Agreement (as defined below);

WHEREAS, the Executive is an employee of the Manager or one of its subsidiaries, and in such capacity provides management services to the Company;

WHEREAS, the Company and the Executive previously entered into the Change in Control Severance Agreement dated May 26, 2017, as amended on January 14, 2019 (the “Original Agreement”) in recognition of the value of the Executive to the Company and to ensure the Company of the Executive’s continued attention and dedication to duty, and to ensure the availability of the Executive’s continued service, including in the event of a Change in Control of the Company;

WHEREAS, pursuant to the Termination and Transition Agreement dated as of August 13, 2020 by and between the Company, Front Yard Residential, L.P., a Delaware limited partnership (“FYR LP”), and the Manager (such agreement, the “Termination Agreement”), the Asset Management Agreement will be terminated effective as of the Termination Date (as such term is defined in the Termination Agreement), and in connection therewith the employment of the Executive with the Manager or its subsidiaries (as applicable) will be terminated and Executive will commence employment with the Company or one of its subsidiaries; and

WHEREAS, in order to fulfill the above purposes, and recognizing that the Executive shall be entitled to rely on various benefits, the Compensation Committee of the Board of Directors of the Company has determined that it is appropriate and in the best interests of the Company to amend and restate the Original Agreement to reflect the aforementioned transfer of Executive’s employment, the termination of the Asset Management Agreement, and the other actions contemplated by the Termination Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Term. This Agreement shall have an initial three-year term beginning on the Effective Date and shall renew thereafter for successive one-year terms, unless the Company provides written notice to the Executive at least 90 days prior to any then-applicable expiration date of its intent not to renew the Agreement. If, however, this Agreement is in effect at the time of a Change in Control (as defined below), then it shall not terminate prior to the second anniversary of such Change in Control; provided, that if a Qualifying Termination should occur during such period, this Agreement shall terminate when the Company’s payment obligations hereunder are satisfied. Notwithstanding the foregoing, this Agreement shall automatically terminate upon a termination of Executive’s employment with the Employer other than as a result of a Qualifying Termination.

2. Definitions. All capitalized terms used but not otherwise defined herein shall have the meaning set forth below:

(a) “Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

(b) “Asset Management Agreement” means that certain Amended and Restated Asset Management Agreement dated May 7, 2019, between the Manager, the Company, and FYR LP, as may be amended from time to time.

(c) “Base Salary” means the Executive’s annual base salary in effect on the Termination Date, disregarding any reduction in anticipation of, or following, a Change in Control.

(d) “Cause” means gross or willful neglect of duty that is not corrected after 30 days’ written notice thereof; misconduct, malfeasance, fraud or dishonesty that materially and adversely affects the Company or the Employer or their respective reputations in the industry (in the reasonable determination of the Company); or the commission of a felony or a crime involving moral turpitude. All determinations as to Cause shall be made by the Board of Directors of the Company, or a committee thereof, in its reasonable sole discretion.

(e) “Cayman Subsidiary” means AAMC Cayman SEZC Ltd., a Cayman Islands exempted company and indirect subsidiary of the Manager, or any of its successors or assigns.

(f) “Change in Control” means:

(i) The date that a reorganization, merger, consolidation, recapitalization, or similar transaction involving the Company (other than a spinoff, exchange offer or similar transaction to or with the Company’s shareholders) is consummated, unless: (i) at least 50% of the outstanding voting securities of the surviving or resulting entity (including without limitation, an entity which as a result of such transaction owns the Company either directly or through one or more subsidiaries) (“Resulting Entity”) are beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction in substantially the same proportions as their beneficial ownership, immediately prior to such transaction, of the outstanding voting securities of the Company and (ii) immediately following such transaction no person or persons acting as a group beneficially owns capital stock of the Resulting Entity possessing thirty-five percent (35%) or more of the total voting power of the stock of the Resulting Entity;

(ii) The date that a majority of members of the Company’s Board of Directors is replaced during any twenty-four (24 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or’ election; provided that no individual shall be considered to be so endorsed if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(iii) The date that any one person, or persons acting as a group, other than an employee benefit plan of the Company or one of its Affiliates, or a trust thereof, or any underwriter, acquires (or has or have acquired as of the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or

(iv) The date that any one person acquires, or persons acting as a group acquire (or has or have acquired as of the date of the most recent acquisition by such person or persons), assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Employer” means FYR LP, Manager, the Cayman Subsidiary or any of their Affiliates, successors or assigns, as applicable, in such entity’s capacity as the legal employer of the Executive at the relevant time.

(i) “Good Reason” means, without the consent of the Executive: (i) a reduction in the Executive’s Base Salary or annual bonus amount1 from the Base Salary or annual bonus amount for the year immediately preceding the year in which the Change of Control occurs, (ii) the notification of the Executive by the Employer that the Employer shall require the Executive to relocate his or her primary place of service with the Employer to a site that is more than 50 miles from both the Executive’s current primary place of service and the Executive’s primary residence, or (iii) a material reduction in the scope of responsibility or authority of the Executive, including, without limitation, the Executive no longer having responsibility to manage the primary assets owned by the Company immediately prior to a Change in Control; provided, however, that no act or omission described above shall be treated as “Good Reason” under this Agreement unless (a) the Executive delivers to the Employer a written statement of the basis for Executive’s belief that Good Reason exists within 120 days following the date such basis first arises, (b) the Employer fails to cure the grounds constituting Good Reason within 30 days following Executive’s delivery of such written statement, and (c) Executive actually resigns within 90 days of such failure to cure.

(j) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder, and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

[1]	“Bonus amount” shall include the cash bonus and preferred stock dividend, if any, paid to Executive.

(k) “Protection Period” means the period commencing upon the date of public announcement that the Company has entered into a definitive agreement the consummation of which would result in a Change in Control, and expiring on the second anniversary of the consummation date of the Change in Control; provided that if such definitive transaction agreement is terminated pursuant to its terms prior to consummation of the Change in Control, the Protection Period shall expire on the date of such termination.

(l) “Qualifying Termination” means the occurrence of any of the following during the Protection Period:

(i) A termination of the Executive’s employment by the Employer without Cause; or

(ii) Executive’s resignation from the Employer with Good Reason.

Notwithstanding the foregoing, the termination of Executive’s employment with the Manager in connection with the termination of the Asset Management Agreement and contemporaneous re-hire by the Company or one of its subsidiaries or Affiliates (as contemplated by this Agreement) shall not constitute or serve as the basis for a “Qualifying Termination” hereunder.

(m) “Termination Date” means the date that Executive experiences a Qualifying Termination.

3. Severance Benefits.

(a) Components. Subject to Section 5, if the Executive experiences a Qualifying Termination, the Company shall provide Executive with the following payments and benefits:

(i) Salary Payment. An amount equal to 1.5 times Executive’s Base Salary (the “Salary Payment”);

(ii) Bonus Payment. An amount equal to 1.5 times the Executive’s annual bonus amount2 for the year immediately preceding the year in which the Change of Control occurs (the “Bonus Payment”);

(iii) Prorated Bonus Payment. An amount equal to the product of (A) Executive’s annual bonus amount3 for the year immediately preceding year in which the Change of Control occurs and (B) a fraction, the numerator of which is the number of days from January 1 through the Termination Date, and the denominator of which is 365 (such amount, the “Prorated

Bonus Payment”);

[2]	“Bonus amount” shall include the cash bonus and preferred stock dividend, if any, paid to Executive.
[3]	“Bonus amount” shall include the cash bonus and preferred stock dividend, if any, paid to Executive.

(iv) Medical Benefits. An amount equal to 18 times the monthly premium (if any) paid by Employer for medical, dental and vision insurance coverage for the Executive and his eligible dependents immediately prior to the Qualifying Termination (the “Medical Benefits”);

(v) Equity Acceleration. Immediate vesting, lapse of restriction and full exercisability with respect to all equity or equity-based awards granted to the Executive under any Company equity plans (the “ Equity Acceleration”);

(vi) Prior-Year Bonus. To the extent not paid as of the Termination Date, the annual bonus (if any) earned by the Executive for the year immediately preceding the year in which the Executive’s Termination Date occurs determined in good faith on a basis consistent with the Employer’s annual incentive compensation program as in effect immediately prior to the Change of Control, and payable on the later of (i) the payment date determined pursuant to Section 3(b) below and (ii) the date that such bonus would have been paid had the Executive remained employed; and

(vii) Accrued Benefits. All base salary earned or accrued but unpaid through the Termination Date; reimbursement for any and all monies advanced in connection with the Executive’s service for reasonable and necessary business expenses incurred by the Executive through the Termination Date; and all other payments and benefits to which the Executive may be entitled following Executive’s Qualifying Termination under the terms and conditions of any then-existing employee compensation or benefit plan, program, policy or arrangement of the Employer (collectively, the “Accrued Benefits”).

(b) Timing. Except as otherwise required by law or set forth above, any amounts payable hereunder shall be made in a lump-sum payment in cash on the 60th day following the Termination Date, provided that if the Qualifying Termination occurs prior to the Change in Control, such lump-sum cash payment will instead be made on the 60th day following the Change in Control (provided only in such case that such Change in Control is also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder)) (the “Payment Date”).

(c) Offset. Notwithstanding anything herein to the contrary, the amount of all payments under Section 3(a) hereof shall be reduced (but not below zero) by the value of any comparable severance benefits, but excluding any equity or equity-based severance benefits, to which Executive may be entitled from the Company, the Manager or any of their respective Affiliates pursuant to any plan, agreement, contract or other arrangement, including, without limitation, any payments made to the Executive prior to the Change in Control pursuant to an employment agreement between the Executive and FYR LP.

4. Minimum Base Salary and Prior Annual Bonus until 2022. If the Executive experiences a Qualifying Termination at any time prior to January 1, 2022, (a) for all purposes under Sections 2(i), 3(a)(i) and 3(a)(vii), the “Base Salary” will be deemed to be $350,000, (b) for all purposes under Sections 2(i), 3(a)(ii) and 3(a)(iii), the Executive’s annual bonus amount for the year immediately preceding the year in which the Change in Control occurs will be deemed to be $350,000, in both cases, only if such dollar amount is higher than the “Base Salary” amount or annual bonus amount (as applicable) that would otherwise be applicable pursuant to such sections.

5. Release of Claims and Covenant Not to Sue. The Company’s obligation to provide the Salary Payment, Bonus Payment, Prorated Bonus Payment, Medical Benefits and Equity Acceleration (the “Severance Benefits”) shall be subject to and contingent upon (a) the Executive’s execution and delivery to the Company of a general release of claims and covenant not to sue substantially in the form attached hereto as Exhibit A (the “Release Agreement”) on or within 21 days following the Termination Date, and (b) such Release Agreement becoming effective and irrevocable within 29 days following the Termination Date in accordance with its terms. For the avoidance of doubt, the Executive shall forfeit the Severance Benefits if the Release Agreement has not been timely executed and delivered to the Company and become effective and irrevocable. The parties agree that, except as set forth in Section 5 hereof or as otherwise required by law, the Executive shall not be entitled to receive any compensation or benefits after the Te1mination Date.

6. Section 280G Reduction. In the event that it is determined that any payments or benefits provided hereunder, together with any payments or benefits to be provided under any other plan, program, arrangement or agreement, would constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 6, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax under state or local law or any interest or penalties with respect to such taxes (the “Excise Tax”), then the amounts of any such payments or benefits under the Plan and such other arrangements shall be either (i) paid in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the payments or benefits is subject to the Excise Tax, whichever of the foregoing (i) or (i) results in the Executive’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A and shall include prompt repayment by Executive of any payments or benefits that are determined to be subject to such reduction and that have previously been paid or provided to Executive. Any determination required under this Section 6 shall be made in writing in good faith by a nationally recognized public accounting firm selected by the Company, whose determination shall be final and binding. The Company and the Executive shall provide the accounting firm with such information and documents as the accounting firm may reasonably request in order to make a determination under this Section 6.

7. General Provisions.

(a) Withholding. The Company shall be entitled to deduct or withhold, or require the Executive to remit to the Company, the minimum statutory amount necessary to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any payment or benefit provided hereunder.

(b) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered personally, delivered by certified or registered mail, postage prepaid, return receipt requested, or delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to any party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to Company:	Front Yard Residential Corporation c/o Front Yard Residential, L.P. 4201 Congress Street, Suite 475 Charlotte, North Carolina 28209 Attention: General Counsel

If to Executive, at Executive’s then-current primary mailing address as indicated in the Company’s records.

(c) Successors and Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any purchaser of all or substantially all of the assets or equity interests of the Company. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(d) Waiver. No provision of this Agreement may be modified, amended or waived unless such modification, amendment or waiver is agreed to in writing signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by any other party hereto shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time.

(e) Entire Agreement; Interaction with Other Agreements. This Agreement shall supersede any and all prior understandings, representations or presentations, whether written or oral, relating to the subject matter hereof.

(f) Governing Law. Any dispute, controversy or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the State of Maryland without regard to conflict-of-law or choice-of-law principles.

(g) Section 409A.

(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively, “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company or the Manager be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” no such payment or benefit shall be made or provided prior to the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). All payments and benefits delayed pursuant to this Section 7(g)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 10 business days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for any other benefit.

(h) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

FRONT YARD RESIDENTIAL CORPORATION

By:	/s/ George G. Ellison
Name: George G. Ellison
Title: Chief Executive Officer

EXECUTIVE

/s/ Michael G. Lubin
Name: Michael G. Lubin